EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207672 on Form S-3 and Registration Statement No. 333-177607 on Form S-8 of our reports dated February 22, 2019, relating to the consolidated financial statements of Xylem Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 22, 2019